Exhibit "99.12"
                                     Letter
                             Dated November 5, 2002
                                      from
                                William R. Parker
                                       to
                                 EMB Corporation



November 5, 2002


James E. Shipley, President
EMB Corporation
5075 Warner Avenue, Suite B
Huntington Beach, CA 92649

Re:  Amended and Restated Purchase Agreement dated September 21, 2001

Dear Mr. Shipley:

This letter pertains to the failure of EMB Corporation to perform its obligations pursuant to that certain Purchase Agreement dated September 30, 2001 (the "Agreement"), by and among EMB Corporation ("EMB"), William R. Parker ("Parker") and Saddleback Investment Services, Inc. ("Saddleback").

Section 2.2(e) of the Agreement provides that, as additional consideration for the sale of the Saddleback common stock by Parker to EMB, EMB will issue additional common stock of EMB to Parker, based upon the per share market value of EMB common stock on September 1, 2002. As of this date, EMB has not issued such additional stock, calculated pursuant to the provisions of Section 2.2(e) to be 9,750,000 shares. EMB is in breach of this covenant and, thus, there will have been a failure of consideration for the underlying transaction that was the subject of the Agreement.

Accordingly, I hereby make demand upon EMB to cure such default and to provide evidence to me on or before 5:00 p.m. PDT, October 9, 2002 that EMB will cause such additional 9,750,000 shares of EMB common stock to be issued and delivered to me no later than October 10, 2002, thereby curing such impending default. The failure of EMB to do so, will necessitate my unilateral rescission of the Agreement to return each of the parties to their respective positions held prior to the effectiveness of the Agreement.

Please respond to this letter within the time constraints set forth herein.


Sincerely,

/s/ William R. Parker
---------------------
    William R. Parker